TREND MINING COMPANY
                            5439 South Prince Street
                            Littleton, Colorado 80120
                                 (303) 798-7363

                                February 13, 2006

Ms. April Sifford
Branch Chief
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-70110

         Re:  Trend Mining Company
              Form 10-KSB/A for the Fiscal Year Ended September 30, 2005 Filed February 1, 2006
              Commission File No. 000-31159

Dear Ms. Sifford:

         Pursuant to your letter dated February 3, 2006, Trend Mining Company (the "Company") acknowledges the following:

         o that the Company is responsible for the adequacy and accuracy of the disclosure in the Form 10-KSB for the fiscal year ended September 30, 2005 and any amendments thereto (the "Filing");

         o that the Securities and Exchange Commission's (the "Commission") staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Filing; and

         o the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

                                        Regards,

                                        /s/ Thomas A. Loucks
                                        Thomas A. Loucks
                                        President and Chief Executive Officer